EXHIBIT 21.1


                              List of Subsidiaries



Subsidiaries
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Minera Andes (USA) Inc.
Minera Andes (Cayman) Inc.
Minera Andes (Cayman 2) Inc.
Minera Andes S.A. (Argentina)
Minera Santa Cruz S.A. (Argentina) (subsidiary of Minera Andes S.A.)